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                     [FORM OF AMENDMENT FOR EACH PORTFOLIO]
                               JOHN HANCOCK TRUST
              AMENDMENT TO AMENDED AND RESTATED ADVISORY AGREEMENT

      AMENDMENT made this ____ day of _____, 2005, to the Amended and Restated Advisory Agreement dated January 1, 1996, as amended and restated May 1, 1999, as amended, and between John Hancock Trust (formerly, Manufacturers Investment Trust), a Massachusetts business trust (the "Trust") and John Hancock Investment Management Services, LLC (formerly, Manufacturers Securities Services, LLC), a Delaware limited liability company ("MSS" or the "Adviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.    CHANGE IN APPENDIX A

      Appendix A to this Agreement is revised to reflect changes to the advisory fees of portfolios of the Trust as noted in the Amendment and the addition of new portfolios (collectively, the "Portfolios").

2.    EFFECTIVE DATE

      This Amendment shall become effective with respect to each Portfolio on the later of:

(i)   the date of its execution,

(ii)  approval by the Board of Trustees of the Trust of this Amendment, and

(iii) if applicable, the date of the meeting of shareholders (or sole shareholder, if applicable) of the Portfolio called for the purpose of voting on this Amendment, at which meeting this Amendment shall have been approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940, as amended) of the Portfolio.

JOHN HANCOCK TRUST

By: ___________________________

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC

BY:   JOHN HANCOCK  LIFE INSURANCE COMPANY (U.S.A.),
      MANAGING MEMBER

By: ___________________________

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                                   APPENDIX A

[Small Company Growth Trust
Growth Opportunities Trust
Value Opportunities Trust
Vista Trust
Intrinsic Value Trust
Growth Trust
U.S. Multi Sector Trust
International Growth Trust
Spectrum Income Trust
Value & Restructuring Trust]